April 24, 2001

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Form S-8 Registration Statement

Dear Sir or Madam:

Holme Roberts & Owen LLP has acted as counsel to Adolph Coors Company (the "Company") in connection with the preparation and filing of its registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), covering an additional 2,033,114 shares of its Class B Common Stock which may be acquired through participation in the Adolph Coors Company Equity Incentive Plan (the "Plan") ("this Form S-8").

As counsel for the Company, we have examined such documents and reviewed such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based on the foregoing, we are of the opinion that the shares of Class B Common Stock, when sold and delivered by the Company pursuant to the Plan, as described in this Form S-8, will be legally issued, fully paid, and non-assessable.

We consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to this Form S-8. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission.

We do not express an opinion on any matters other that those expressly set forth in this letter.

Very truly yours,



By:   /s/ Thomas A. Richardson
      Thomas A. Richardson